Exhibit 5.1

Letterhead of Robinson & Cole LLP

October 7, 2005

China Mobility Solutions, Inc.
#900 – 789 West Pender Street
Vancouver, B.C. Canada V6C 1H2

Re:	Registration Statement on Form S-8 Registration No. 333-124654

 Ladies and Gentlemen:

     We have acted as counsel to China Mobility Solutions, Inc, a Florida corporation (the “Company”), in connection with its Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended, of an aggregate of 3,500,000 shares of common stock of the Company, $0.001 par value per share, to be offered and sold by the Company pursuant to the Company’s 2005 Stock Option Plan (the “Plans”).

     This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Act.

     We have examined originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

     Based upon our foregoing examination, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that the issuance of the Shares upon exercise of the options granted pursuant to the Plan has been duly and validly authorized and, when such Shares have been paid for and delivered in accordance with the terms of the Plan, such Shares will be legally issued, fully paid and non-assessable.

     The opinions set forth in this letter are based solely on, and are limited to, the internal laws of the State of New York and the federal laws of the United States of America. We are admitted to practice in the State of New York, and are not admitted to practice in the State of Florida. We express no opinion as to the laws of the State of Florida.

     Although the Company is a Florida corporation, and the issuance of shares would be governed by Florida law, we assume for the purposes of this opinion that the laws of the State of Florida governing the issuance of the securities by a Florida corporation are the same as New York law governing the issuance of securities by a New York corporation.

     We hereby consent to the filing of this opinion as an exhibit to the Form S-8 relating to the registration of the Shares. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

Robinson & Cole LLP

By:	/s/ Elliot Lutzker

Elliot Lutzker